Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications Officer

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES ANNOUNCES FIRST QUARTER 2013 RESULTS

(ORLANDO, Fla.) May 20, 2013 - CNL Lifestyle Properties, Inc., a real estate investment trust (“we,” “our” or “us”), today announced our operating results for the first quarter ended March 31, 2013. As of May 3, 2013, we owned a portfolio of 177 lifestyle properties, 71 of which are wholly-owned and run by operators under long-term, triple-net leases with a weighted average straight-line lease rate of 8.6 percent, 55 of which are managed by independent operators, one of which is held for development and 50 of which are owned through unconsolidated joint venture arrangements. Of our joint venture investments, 14 are leased and 36 are managed by independent operators. Diversification by asset class based on initial purchase price is 33 percent senior housing, 19 percent ski and mountain lifestyle, 15 percent golf, 13 percent attractions, 5 percent marinas and 15 percent in additional lifestyle properties, including lodging.

Financial Highlights

The following table presents selected comparable financial data through March 31, 2013, (in millions except ratios and per share data):

	Quarter ended
	March 31,
	2013	2012
Total revenues	$106.4	$89.2
Total expenses	110.6	98.4
Net loss	(23.3)	(24.7)
Net loss per share	(0.07)	(0.08)
FFO	18.9	16.0
FFO per share	0.06	0.05
MFFO	19.1	9.9
MFFO per share	0.06	0.03
Adjusted EBITDA	42.8	24.7
Cash flow from operating activities	48.6	22.2

As of March 31, 2013:
Total assets		$2,939.4
Total debt		1,161.9
Leverage ratio *		39.5%

*	46.1% including our share of unconsolidated assets and debts

Page 2 /CNL Lifestyle Properties Announces First Quarter 2013 Results

See detailed financial information and full reconciliation of Funds from Operations (“FFO”), Modified Funds from Operations (“MFFO”) and Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which are non Generally Accepted Accounting Principle (“GAAP”) measures, below.

Total revenues increased $17.2 million or 19.3 percent and expenses increased $12.1 million or 12.3 percent for the quarter ended March 31, 2013, as compared to the same period in 2012. Net loss was $23.3 million for the quarter ended March 31, 2013, as compared to net loss of $24.7 million for the comparable period in 2012. FFO and MFFO per share were both $0.06 for the quarter ended March 31, 2013, as compared to $0.05 and $0.03 for quarter ended March 31, 2012, respectively.

The decrease in net loss of $1.4 million and the increase in FFO of $2.9 million was primarily attributable to (i) an increase in rental income from leased properties and net operating income from managed properties related to properties acquired after the first quarter of 2012, (ii) an increase in “same-store” rental income from leased properties and net operating income from managed properties primarily relating to our ski and mountain lifestyle properties and additional lifestyle properties, which includes the Omni Mount Washington Resort, as a result of a strong 2012/2013 ski season and (iii) a reduction in bad debt expense. These decreases to net loss and increases to FFO were partially offset by, (i) a reduction in rental income related to the five golf properties that were transitioned from leased to managed structures during the third quarter of 2012, (ii) a decrease in equity in earnings from unconsolidated entities and (iii) an increase in interest expense and loan cost amortization, asset management fees and ground lease and permit fees.

The increase in MFFO of $9.2 million, or 92.9 percent and $0.03 per share, were principally due to an increase in rental income from leased properties (excluding straight-line adjustments for rental income) and net operating income from managed properties related to properties acquired after the first quarter of 2012 and an increase in “same-store” leased properties and net operating income from managed properties primarily relating to our ski and mountain lifestyle properties and additional lifestyle properties, which includes the Omni Mount Washington Resort, as result of a strong 2012/2013 ski season and rental payments from certain golf properties where payments were waived during the first quarter of 2012 as a result of a lease amendment. The increases were partially offset by a reduction in rental payments related to five golf properties that were transitioned from leased to managed structure during the third quarter of 2012 and an increase in interest expense and loan cost amortization, assets management fees and ground lease and permit fees.

The increase in adjusted EBITDA of $18.1 million, or 73.3 percent, for the three months ended March 31, 2013, was primarily attributable to (i) an increase in rental income from leased properties (excluding straight-line adjustments for rental income) and net operating income from managed properties related to properties acquired after the first quarter of 2012, (ii) an increase in “same-store” rental income from leased properties and net operating income from managed properties primarily relating to our ski and mountain lifestyle properties and additional lifestyle properties, which includes the Omni Mount Washington Resort, as a result of a strong 2012/2013 ski season and rental payments from certain golf properties where their payments were waived during the first quarter of 2012 as a result of a lease amendment, (iii) an increase in cash distribution from our unconsolidated entities and (iv) a decrease in bad debt expense, offset in part by an increase in asset management fees and ground lease and permit fees.

Page 3 /CNL Lifestyle Properties Announces First Quarter 2013 Results

Portfolio Performance

Although property-level operating results are not necessarily indicative of our consolidated results of operations for properties where we have long-term leases and report rental income and the cash flows we receive from our unconsolidated joint ventures, we believe that the property-level financial and operational performance reported to us by our tenants and operators is useful because it is representative of the changing health of our properties and trends in our portfolio. The following table summarizes the company’s “same-store” comparable consolidated properties that we have owned during the entirety of both periods presented and have included information for both leased and managed properties. Property-level financial and operational performance from our unconsolidated properties has been excluded because we do not believe it is as relevant and meaningful, particularly since we are entitled to cash distribution preferences where we receive a stated return on our investment each year ahead of our partners. We have not included performance data on acquisitions subsequent to January 1, 2012, because we did not own those properties during the entirety of both periods (in millions except coverage ratio):

	Quarter Ended March 31,						TTM
	2013		2012		Increase/(Decrease)		Rent
	Revenue	EBITDA *	Revenue	EBITDA *	Revenue	EBITDA	Coverage *

Ski and mountain lifestyle	$235,084	$113,380	$199,934	$87,422	17.6%	29.7%	1.69x
Golf	34,490	8,930	34,716	8,259	–0.7%	8.1%	1.41x
Attractions	8,612	(11,302)	7,395	(11,688)	16.5%	3.3%	1.59x
Marinas	6,046	2,140	5,958	1,899	1.5%	12.7%	0.89x
Additional lifestyle	37,024	7,745	33,637	6,236	10.1%	24.2%	6.12x

	$321,256	$120,893	$281,640	$92,128	14.1%	31.2%	1.55x

*	As of March 31, 2013, on trailing 12-month (“TTM”) basis for properties subject to lease calculated as property-level EBITDA before recurring capital expenditures divided by base rent.

Overall, for the three months ended March 31, 2013, our tenants and managers reported to us an increase in revenue and property-level EBITDA of 14.1 percent and 31.2 percent, respectively, as compared to the same period in the prior year. The increase was primarily attributable to our ski and mountain lifestyle properties, additional lifestyle properties and attractions properties. Our ski and mountain lifestyle properties and our additional lifestyle properties, which include the Omni Mount Washington Resort, experienced a strong 2012/2013 ski season as a result of the return to a normal level of natural snowfall and favorable snowmaking conditions as compared to unprecedented low levels of natural snowfall for the same period in 2012. Our attractions properties experienced an increase in revenue due to price increases, and increases in visitations and in-park spending as compared to the same period in 2012. Our attractions properties are in their off-peak season during the first, second and fourth quarters due to the seasonal nature of their business and have improved in their EBITDA primarily due to cost controls. Our golf facilities experienced a slight decrease in rounds played as a direct result of the unusually warm weather conditions experienced during the winter of 2012 as compared to normal conditions in 2013; however, operator-driven efficiencies resulted in an 8.1% increase in EBITDA over the prior year.

When evaluating our senior housing properties’ performance, management reviews operating statistics of the underlying properties, including revenue per occupied unit (“RevPOU”) and occupancy levels. RevPOU, which is defined as total revenue divided by number of occupied units, is a widely used performance metric within the healthcare sector. This metric assists us in determining the ability of our

Page 4 /CNL Lifestyle Properties Announces First Quarter 2013 Results

operators to achieve market rental rates and to obtain revenues from providing healthcare related services. As of March 31, 2013, the managers for our 52 comparable properties reported to us an increase in occupancy of 3.0 percent as compared to the same period in 2012 and an increase in RevPOU of 2.9 percent for the three months ended March 31, 2013, as compared to the same period in 2012. The increases in occupancy and RevPOU were driven primarily due to strong demands and rate increases at the properties.

The following table presents same store unaudited property-level information of our senior housing properties as of March 31, 2013, and 2012 (in thousands):

	Number	Quarter Ended March 31,
	of	2013		2012		Increase/(Decrease)
	Properties	Occupancy	RevPOU	Occupancy	RevPOU	Occupancy	RevPOU

Senior housing	52	90.5%	$6,343	87.9%	$6,167	3.0%	2.9%

Assets Held for Sale

As of March 31, 2013, the Company classified four consolidated properties and 49 unconsolidated properties as assets held for sale.

Dispositions

On March 28, 2013, the Company sold one golf property for approximately $1.0 million. On April 30, 2013, the Company sold one of its additional lifestyle properties for approximately $8.5 million. As a result of the transactions, the Company recognized approximately $1.8 million in aggregate gain.

Distributions

For the quarter ended March 31, 2013, we declared and paid distributions of approximately $33.6 million ($0.1063 per share). Our Board of Directors will continue to evaluate the level of distributions going forward, which will be based on a variety of factors including current and expected future cash flows from our properties.

Redemptions

For the quarter ended March 31, 2013, we redeemed approximately $2.9 million (0.4 million shares).

Page 5 /CNL Lifestyle Properties Announces First Quarter 2013 Results

CNL LIFESTYLE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	March 31, 2013	December 31, 2012

ASSETS

Real estate investment properties, net (including $204,730 and $207,516 related to consolidated variable interest entities, respectively)	$2,156,013	$2,176,357
Investments in unconsolidated entities	274,877	287,339
Mortgages and other notes receivable, net	125,126	124,730
Deferred rent and lease incentives	108,259	109,507
Cash	105,014	73,224
Other assets	57,954	63,655
Restricted cash	49,753	40,316
Intangibles, net	33,572	35,457
Accounts and other receivables, net	18,298	21,700
Assets held for sale	10,525	5,743

Total Assets	$2,939,391	$2,938,028

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgages and other notes payable (including $79,498 and $80,481 related to non-recourse debt of consolidated variable interest entities, respectively)	$672,727	$649,002
Senior notes, net of discount	394,177	394,100
Line of credit	95,000	95,000
Other liabilities	67,085	40,064
Accounts payable and accrued expenses	43,430	47,445
Due to affiliates	1,323	986

Total Liabilities	1,273,742	1,226,597

Commitments and contingencies (Note 18)

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share
One billion shares authorized; 339,184 and 337,213 shares issued and 317,942 and 316,371 shares outstanding as of March 31, 2013 and December 31, 2012, respectively.	3,179	3,164
Capital in excess of par value	2,814,126	2,803,346
Accumulated deficit	(172,745)	(149,446)
Accumulated distributions	(971,583)	(937,972)
Accumulated other comprehensive loss	(7,328)	(7,661)

Total Stockholders’ Equity	1,665,649	1,711,431

Total Liabilities and Stockholders’ Equity	$2,939,391	$2,938,028

Page 6 /CNL Lifestyle Properties Announces First Quarter 2013 Results

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Quarter Ended
	March 31
	2013	2012
Revenues:
Rental income from operating leases	$47,465	$46,089
Property operating revenues	55,552	40,011
Interest income on mortgages and other notes receivable	3,419	3,103

Total revenues	106,436	89,203

Expenses:
Property operating expenses	53,981	43,232
Asset management fees to advisor	9,213	8,682
General and administrative	4,316	4,537
Ground lease and permit fees	4,780	4,195
Acquisition fees and costs	367	1,130
Other operating expenses	1,682	2,485
Bad debt expense	108	2,074
Depreciation and amortization	36,126	32,106

Total expenses	110,573	98,441

Operating loss	(4,137)	(9,238)

Other income (expense):
Interest and other income	440	43
Interest expense and loan cost amortization (includes $414 loss on termination of cash flow hedges for both periods presented)	(18,332)	(16,277)
Equity in earnings (loss) of unconsolidated entities	(1,123)	1,231

Total other expense	(19,015)	(15,003)

Loss from continuing operations	(23,152)	(24,241)

Discontinued operations	(147)	(502)

Net loss	$(23,299)	$(24,743)

Loss per share of common stock (basic and diluted)
Continuing operations	$(0.07)	$(0.08)
Discontinued operations	(0.00)	(0.00)

Loss per share	$(0.07)	$(0.08)

Weighted average number of shares of common stock outstanding (basic and diluted)	316,382	309,235

Page 7 /CNL Lifestyle Properties Announces First Quarter 2013 Results

Non-GAAP Supplemental Financial Measures

The Company computes its financial results in accordance with generally accepted accounting principles (GAAP). Although FFO, MFFO and Adjusted EBITDA are non-GAAP financial measures, the Company believes FFO, MFFO, and Adjusted EBITDA calculations are helpful to stockholders and are widely recognized measures of real estate investment trust (REIT) operating performance. Pursuant to the requirements of Regulation G, the Company has provided reconciliations to these non-GAAP measures to the most directly comparable GAAP measures.

The Company calculates and reports FFO in accordance with the definitional and interpretive guidelines established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. The Company’s FFO calculation complies with NAREIT’s policy described above. The Company believes that FFO, together with the GAAP measure of net income (loss), provides useful information to investors regarding the Company’s operating performance because it is a measure of the Company’s operations without regard to specific non-cash items, such as depreciation and amortization and asset impairment write-downs.

The Company calculates and reports MFFO in accordance with the Investment Program Association’s (IPA) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; elimination of adjustments relating to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income (loss); unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The Company believes that MFFO is useful to investors in evaluating its performance because the exclusion of certain recurring and nonrecurring items described above provide useful supplemental information regarding its ongoing performance, and that MFFO, when combined with the primary GAAP measure of income (loss), is beneficial to a complete understanding of its operating performance.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be

Page 8 /CNL Lifestyle Properties Announces First Quarter 2013 Results

considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations or as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. Stockholders and investors should not rely on FFO and MFFO as a substitute for any GAAP measure. MFFO has limitations as a performance measure in an offering such as the Company’s where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and, in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

The Company defines Adjusted EBITDA as net income (loss), less discontinued operations and other income, plus (i) net interest expense, and loan cost amortization and (ii) depreciation and amortization, as further adjusted for the impact of equity in earnings (loss) of our unconsolidated entities, straight-line adjustment for leased properties and mortgages and other rents receivable, cash distributions from unconsolidated entities, and certain other non-recurring items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

For additional information, please refer to the Company’s discussion of FFO, MFFO and Adjusted EBITDA included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the United States Securities and Exchange Commission on May 14, 2013.

Page 9 /CNL Lifestyle Properties Announces First Quarter 2013 Results

Funds from Operations and Modified Funds from Operations

	Three Months Ended
	March 31,
	2013	2012

Net loss	$(23,299)	$(24,743)
Adjustments:
Depreciation and amortization (1)	36,183	32,423
Impairment of real estate assets (1)	—	267
Net effect of FFO adjustment from unconsolidated entities (2)	6,044	8,035

Total funds from operations	18,928	15,982

Acquisition fees and expenses (3)	367	1,130
Straight-line adjustments for leases and notes receivable (1)(4)	(486)	(7,344)
Amortization of above/below market intangible assets and liabilities (1)	336	(7)
Loss from early extinguishment of debt (5)	—	4
MFFO adjustments from unconsolidated entities: (2)
Straight-line adjustments for leases and notes receivable	(68)	142
Amortization of above/below market intangible assets and liabilities	(4)	(5)

Modified funds from operations	$19,073	$9,902

Weighted average number of shares of common stock outstanding (basic and diluted)	316,382	309,235

FFO per share (basic and diluted)	$0.06	$0.05

MFFO per share (basic and diluted)	$0.06	$0.03

FOOTNOTES:

(1)	Includes amounts related to the properties that are classified as assets held for sale and for which the related results are classified as income (loss) from discontinued operations in the accompanying consolidated statements of operations.
(2)	This amount represents the Company’s share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the hypothetical liquidation book value (“HLBV”) method. The fluctuations in FFO and MFFO contributions as allocated under the HLBV method resulted in lower FFO and MFFO from our unconsolidated entities during the first quarter of 2013 even though cash distributions from these entities were consistent with the first quarter of 2012.
(3)

In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition fees and expenses relating to business combinations, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between real estate entities regardless of their level of acquisition activities. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses relating to business combinations under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss)

Page 10 /CNL Lifestyle Properties Announces First Quarter 2013 Results

from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.
(4)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.
(5)	Loss from extinguishment of debt includes legal fees incurred with the transaction, prepayment penalty fees and write-off of unamortized loan costs, as applicable.

Set forth below is a reconciliation of Adjusted EBITDA to net loss (in thousands):

	Quarter Ended
	March 31,
	2013	2012

Net loss	$(23,299)	$(24,743)
Discontinued operations	147	502
Interest and other (income) expense	(440)	(43)
Interest expense and loan cost amortization	18,332	16,277
Equity in (earnings) loss of unconsolidated entities (1)	1,123	(1,231)
Loss from early extinguishment of debt	—	4
Depreciation and amortization	36,126	32,106
Loss on lease terminations	—	368
Impairment provision	—	267
Straight-line adjustments for leases and notes receivables (2)	(486)	(7,344)
Cash distributions from unconsolidated entities (1)	11,326	8,495

Adjusted EBITDA	$42,829	$24,658

FOOTNOTES:

(1)	Investments in the Company’s unconsolidated joint ventures are accounted for under the HLBV method of accounting. Under this method, the Company recognizes income or loss based on the change in liquidating proceeds it would receive from a hypothetical liquidation of its investments based on depreciated book value. The Company adjusts EBITDA for equity in earnings (loss) of its unconsolidated entities because it believes this is not reflective of the joint ventures’ operations or cash flows available for distributions to the Company. The Company believes cash distributions from its unconsolidated entities, exclusive of any financing transactions, are reflective of its operating performance and their impact to the Company and they have been added back to adjusted EBITDA above. For the three months ended March 31, 2012, cash distributions from unconsolidated entities exclude approximately $3.4 million in return of capital.
(2)	The Company believes that adjusting for straight-line adjustments for leased properties and mortgages and other notes receivable is appropriate because they are non-cash adjustments.

Page 11 /CNL Lifestyle Properties Announces First Quarter 2013 Results

About CNL Lifestyle Properties

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 177 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior housing and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $26 billion in assets. CNL is headquartered in Orlando, Florida.

Caution Concerning Forward-Looking Statements

The information above contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to, the factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2012, and other documents filed from time to time with the U.S. Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; our failure to obtain, renew or extend necessary financing or to access the debt or equity markets; the use of debt to finance our business activities, including refinancing and interest rate risk and our failure to comply with debt covenants; failure to successfully manage growth or integrate acquired properties and operations; our ability to make necessary improvements to properties on a timely or cost-efficient basis; competition for properties and/or tenants; defaults on or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting our properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; inaccuracies of our accounting estimates; unknown liabilities of acquired properties or liabilities caused by property managers or operators; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expenses; uninsured losses or losses in excess of our insurance coverage; the impact of outstanding and/or potential litigation; risks associated with our tax structuring;

Page 12 /CNL Lifestyle Properties Announces First Quarter 2013 Results

failure to maintain our REIT qualification; and our ability to protect our intellectual property and the value of our brand. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

###